Exhibit 10.5

DUPONT FABROS TECHNOLOGY, INC.

Stock Unit Award Agreement

Issued Under the 2011 Equity Incentive Plan

THIS STOCK UNIT AWARD AGREEMENT (the “Agreement”), effective as of the      day of             , 2012 (the “Grant Date”), governs an award granted by DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), of stock units for shares of the common stock of the Company, par value, $0.001 per share (“Common Stock”), to                      (the “Participant”), in accordance with and subject to the provisions of the Company’s 2011 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. Capitalized terms used, but not defined, in this Agreement shall have the meaning given such terms in the Plan.

1. Grant of Awards. In accordance with the Plan, and effective as of the Grant Date, the Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an award of                      (        ) stock units (the “Stock Unit Award,” with the number set forth in this sentence being the “Target Award”).

2. Vesting. The Participant’s interest in the stock units covered by the Stock Unit Award shall become vested as provided in the schedule below, if (a) the Participant remains in continuous Service from the Grant Date until March 1, 2015, and (b) the Company’s Total Shareholder Return for the Performance Period, meets or exceeds the RMS Return for the Performance Period. The specific number of stock units that may vest shall be determined in accordance with the following:

Performance Level	Performance Requirements	Number of Stock Units that Vest
Below Target	Total Shareholder Return is below the RMS Return	None
Target	Total Shareholder Return equals the RMS Return	100% of Target Award
Maximum	Total Shareholder Return is 300 basis points or more greater than the RMS Return	300% of the Target Award

In the event that the Performance Level is between the “Target” and “Maximum” levels (as set forth in the table above), the number of stock units that will vest will be interpolated on a straight line basis, between 100% and 300% of the Target Award. If at the end of the Performance Period, none of the stock units covered by the Stock Unit Award have vested in accordance with the criteria set forth above, the Stock Unit Award will immediately lapse in its entirety. Except as provided in this Agreement, any stock units covered by the Stock Unit Award that are not vested and nonforfeitable on or before the date of the Participant’s termination of Service shall be forfeited on the date that such Service terminates.

Notwithstanding anything in this Agreement to the contrary, if the Total Shareholder Return for the Performance Period is negative, the calculated payouts will be reduced by 50%. By way of example, if the Total Shareholder Return for the Performance Period was negative 5.0%, while the RMS Return for the Performance Period was negative 8.0%, then the Participant will vest in a number of stock units equal to 150% of the Target Award.

For purposes of this Agreement

(i)	“Closing RMS Value” shall mean the average value of the MSCI US REIT Index (RMS) over the twenty consecutive trading days that include and immediately precede the last day of the Performance Period.

(ii)	“Closing Stock Price” shall mean the average closing price of one share of Common Stock for the twenty consecutive trading days that include and immediately precede the last day of the Performance Period.

(iii)	“Initial RMS Value” shall mean the average value of the MSCI US REIT Index (RMS) over the twenty consecutive trading days immediately preceding the first day of the Performance Period.

(iv)	“Initial Stock Price” shall mean the average closing price of one share of Common Stock for the twenty consecutive trading days immediately preceding the first day of the Performance Period.

(v)	“Performance Period” shall mean the three calendar year period commencing on January 1, 2012 and ending on January 1, 2015, provided, however, that (i) in the event of the termination of a Participant’s Service due to death or Disability, the Performance Period shall end on the date of such Participant’s termination of Service, and (ii) in the event of a Change in Control as defined in Section 4, the Performance Period shall end as of the effective date of the Change in Control.

(vi)	“Total Shareholder Return” shall mean, with respect to a Performance Period, the total percentage return per share of Common Stock, assuming contemporaneous reinvestment in the Common Stock of all dividends and other distributions at the closing price of one share of Common Stock on the date such dividend or other distribution was paid, based on the Initial Stock Price and the Closing Stock Price for such Performance Period.

(vii)	“RMS Return” shall mean the percentage appreciation of the MSCI US REIT Index (RMS) over the Performance Period, which shall be established by comparing the Initial RMS Value to the Closing RMS Value, provided, however that in the event the MSCI US REIT Index is discontinued or its methodology significantly changed, a comparable index shall be selected by the Committee in good faith.

3. Delivery. If the Stock Unit Award vests, the Company will issue the number of shares of Common Stock determined under this Agreement as soon as practicable following the end of the Performance Period (the “Delivered Common Stock”), but in no event later than thirty-days following the end of the Performance Period (such date of delivery, the “Delivery Date”).

4. Effect of Death or Disability. If the Participant’s Service is terminated due to his death or Disability, the Performance Period shall end on the date of such termination of Service, and the Participant shall vest in the number of stock units, at the “Target” Performance Level, provided that the total number of stock units to which the Participant will be entitled shall be prorated by multiplying the number of stock units to which the Participant would otherwise be entitled by a fraction, the numerator of which is the number of days from January 1, 2012 until the date of the Participant’s termination of Service and the denominator is the number of days from January 1, 2012 to January 1, 2015.

5. Effect of Termination without Cause. If the Participant’s Service is terminated by the Company without Cause, or the Participant terminates his or her Service with Good Reason, and the Participant is a party to an employment or other similar agreement that sets forth the treatment of a performance vesting award upon such a termination of Service, then the treatment of this Stock Unit Award will be as set forth in such employment or other similar agreement. If the Participant’s Service is terminated by the Company without Cause, or the Participant terminates his or her Service with Good Reason, and the Participant is a party to an employment or other similar agreement that does not set forth the treatment of a performance vesting award upon a termination without Cause or with Good Reason, the treatment of the Participant’s Stock Unit Award will be determined in the same manner as Section 4. For purposes of this section, “Good Reason” shall have the meaning given to such term in the Participant’s employment or other similar agreement.

6. Effect of Change in Control. In the event of a Change in Control, the Performance Period shall be terminated as of the Change in Control and the Closing Stock Price shall be deemed to be the price per share of Common Stock received by stockholders in the Change in Control, provided, however, that in the event of a Change in Control in which stockholders do not receive a price per share for their Common Stock, the Closing Stock Price shall be determined in accordance with the procedures set forth in Section 2. A Participant’s interest in the stock units covered by the Stock Unit Award (if not sooner vested), shall become vested and nonforfeitable as of the Change in Control if (a) the Participant remains in continuous Service from the Grant Date until the effective date of the Change in Control, and (b) the Total Shareholder Return for such abbreviated Performance Period as compared to the RMS Return for such abbreviated Performance Period results in vesting pursuant to Section 2; provided, however, that, if the Change in Control is a result of a transaction involving subpart (1), (2) or (3) of the definition of “Change in Control” and the Person described therein is Lammot J. du Pont and/or Hossein Fateh, or an entity controlled by Lammot J. du Pont and/or Hossein Fateh, then the Stock Unit Award will not become vested and nonforfeitable and the provisions of this Section 6 shall have no effect.

7. Transferability. Stock units covered by the Stock Unit Award that have not become vested and nonforfeitable under this Agreement cannot be transferred.

8. Stockholder Rights. The Participant does not have any of the rights of a stockholder with respect to any unvested stock unit, including voting and dividend rights.

9. Withholding. The Participant must make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or receipt of the stock units or the shares of Common Stock. In the event that the Company or an Affiliate, as applicable, determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of stock units or receipt of shares of Common Stock arising from this grant, the Company or an Affiliate, as applicable, shall have the right to require such payments from the Participant, or to withhold such amounts from other payments due to the Participant from the Company or an Affiliate, as applicable. Unless otherwise determined by the Company, the Company shall withhold the delivery of vested shares of Common Stock otherwise deliverable under this Agreement to meet such obligations. The shares of Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligations.

10. No Right to Continued Employment. The grant of the Stock Unit Award does not give the Participant any right with respect to continuance of Service, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his Service at any time.

11. Adjustments. Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may make appropriate adjustments to the Target Award and any of the metrics set forth in Section 2 in connection with or as a result of any of the following events which have occurred after the Grant Date: reorganization, recapitalization, reclassification, stock dividend (after taking into consideration any payments to be made pursuant to Section 8), stock split, reverse stock split or other similar changes in the Common Stock, if the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional share of new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities.

12. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

13. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

14. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions of the Plan.

15. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and his or her successors in interest and the successors of the Company.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date set forth above.

DUPONT FABROS TECHNOLOGY, INC.	[PARTICIPANT]

By:
Name:
Title:

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